EXHIBIT 99.1

Johnson Outdoors Reports 2023 Fiscal First Quarter Results

RACINE, Wisc., Feb. 03, 2023 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and decreased earnings results for the Company’s first fiscal quarter ending December 30, 2022.

“We saw positive momentum in our Fishing business as supply constraints continued to ease and we worked hard to fill customer orders. In our Camping and Watercraft Recreation businesses, we are experiencing some softening in the market after the pandemic-fueled increase in demand of the last few years. While it’s too early to predict how the fiscal year will go, we are monitoring consumer buying behavior and are focused on filling customer orders as we enter into the primary selling season,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

FIRST QUARTER RESULTS
Total Company net sales in the first quarter increased 16 percent to $178.3 million compared to $153.5 million in the prior year first fiscal quarter. Key contributing factors include:

  Fishing sales increased by 27 percent, driven primarily by improved supply and component availability and price increases
  Camping revenue declined 18 percent, as consumer demand declined from increased levels seen during the pandemic
  Watercraft Recreation revenue declined 34 percent, also driven by reductions in consumer demand from the elevated levels seen during the pandemic
  As destination travel has rebounded, Diving sales rose 16 percent along with the increase in tourism

Total Company operating profit was $5.5 million for the first fiscal quarter versus $13.8 million in the prior year first quarter. Gross margin was 35.2 percent, compared to 39.5 percent in the prior year quarter. The decline was due to increased cost of sales due to high material and freight costs in inventory. Operating expenses of $57.3 million increased $10.4 million from the prior year period due primarily to the impact of higher sales volume-driven expenses, as well as higher compensation, health insurance and professional services costs between quarters.

Net income was $5.9 million, or $0.57 per diluted share, versus $10.9 million, or $1.07 per diluted share in the previous year’s first quarter. The effective tax rate was 28.0 percent compared to 25.6 percent in the prior year first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $103.4 million as of December 30, 2022. Depreciation and amortization were $3.8 million in the three months ending December 30, 2022, compared to $3.5 million in the prior three-month period. Capital spending totaled $6.6 million in the current year-to-date period compared with $6.2 million in the prior year period. In December 2022, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 12, 2023, which was payable January 26, 2023.

“While we’ve seen improvement in some supply availability, gross margins continue to be negatively impacted by high costs in inventory from supply chain disruptions and inflationary pricing conditions. We remain focused on monitoring demand and managing higher-than-normal inventory levels. Our balance sheet however, remains debt-free and our healthy cash position continues to provide us with the flexibility and resources necessary to invest in strategic opportunities to strengthen the business and consistently pay dividends to shareholders,” said David W. Johnson, Chief Financial Officer.

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 3, 2023. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page or here. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping. Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.   Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.   Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 9, 2022, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), uncertainties stemming from changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products including related to shortages in procuring necessary raw materials and components to manufacture and produce such products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions and other factors impacting climate change legislation. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.   The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating results	December 30, 2022	December 31, 2021
Net sales	$178,337	$153,524
Cost of sales	115,558	92,893
Gross profit	62,779	60,631
Operating expenses	57,307	46,871
Operating profit:	5,472	13,760
Interest income, net	(790)	(55)
Other income, net	(1,904)	(774)
Profit before income taxes	8,166	14,589
Income tax expense	2,287	3,733
Net income	$5,879	$10,856
Weighted average common shares outstanding - Dilutive	10,168	10,138
Net income per common share - Diluted	$0.57	$1.07

Segment Results
Net sales:
Fishing	$138,041	$108,356
Camping	11,613	14,134
Watercraft Recreation	9,658	14,600
Diving	19,059	16,491
Other / Eliminations	(34)	(57)
Total	$178,337	$153,524
Operating profit (loss):
Fishing	$15,572	$16,292
Camping	753	2,750
Watercraft Recreation	(415)	1,531
Diving	13	453
Other / Eliminations	(10,451)	(7,266)
Total	$5,472	$13,760

Balance Sheet Information (End of Period)
Cash and cash equivalents	$103,422	$167,473
Accounts receivable, net	120,553	86,689
Inventories, net	251,525	217,431
Total current assets	486,524	486,408
Total assets	689,096	672,354
Total current liabilities	117,438	128,002
Shareholders’ equity	494,221	466,613

Johnson Outdoors Inc. David Johnson VP & Chief Financial Officer 262-631-6600	Patricia Penman VP – Marketing Services & Global Communications 262-631-6600